Exhibit 99

For Immediate Release

PRIMEDIA Reports Second Quarter 2004 Results

•                  Consolidated revenues were $342.2 million, up 0.9%, in the second quarter 2004(1), with top line growth in all of PRIMEDIA’s major business segments.

•                  The company continues to invest in its businesses and make progress against its 2004 operating priorities.

•                  Guidance for 2004 is affirmed.

Summary Results

	Second Quarter		Percent
($ millions)	2004	2003	Change
Segment Revenues, net (a):
Enthusiast Media	$187.9	$183.4	2.5%
Consumer Guides	71.1	69.4	2.4%
Business Information	58.2	57.9	0.5%
Education and Training	25.3	30.2	-16.2%
Intersegment Eliminations	(0.3)	(1.6)
Total Net Revenues	$342.2	$339.3	0.9%

Segment EBITDA (b):
Enthusiast Media	$42.8	$42.3	1.2%
Consumer Guides	20.5	21.0	-2.4%
Business Information	10.2	8.0	27.5%
Education and Training	(0.6)	1.6
Corporate Overhead	(5.9)	(6.7)

Operating Income	$45.9	$32.4	41.7%

Income (Loss) from Continuing Operations	$(1.7)	$(14.2)

Discontinued Operations	$3.9	$103.1 (c)

Income (Loss) Applicable to Common Shareholders	$(3.6)	$73.3

(a)          This presentation eliminates all intrasegment activity.

(b)         Reconciled to GAAP measure in the attached table.

(c)          Includes gain on sale of Seventeen and related teen properties of $104.3 million in the second quarter 2003.

(1)          All comparisons in this press release are to the same quarter of the prior year, unless otherwise indicated.

Consolidated Second Quarter 2004 Results

New York, NY, August 5, 2004 – PRIMEDIA Inc. (NYSE: PRM) today announced that consolidated revenues were $342.2 million in the second quarter 2004, up 0.9% compared to the same period in 2003.  Operating income was $45.9 million in the second quarter 2004, up 41.7%, compared to $32.4 million in the same period of 2003.  The increase in operating income in the second quarter 2004 was due primarily to lower depreciation and amortization expenses, the absence of severance related to separated senior executives recorded in the second quarter 2003, partially offset by higher restructuring costs in the second quarter 2004.  Loss applicable to common shareholders was $3.6 million in the second quarter 2004, compared to income of $73.3 million in the second quarter 2003.  The decline in income applicable to common shareholders was due primarily to last year’s sale of Seventeen magazine and related teen properties, which resulted in a gain of $104.3 million recorded in the second quarter 2003.  Loss applicable to common shareholders per common share was $0.01 in the second quarter 2004, compared to income of $0.28 per share in the same period last year.

Highlights from the company’s four operating segments are as follows:

•                  Enthusiast Media revenues were up 2.5%, with Segment EBITDA growing 1.2%. Online revenue continues to be the single largest contributor to growth.

•                  Consumer Guides revenues were up 2.4%.  Revenue growth was led by its distribution arm, DistribuTech, which expanded both the number of outlets and the number of third party contracts.  Segment EBITDA was down slightly, reflecting planned investment in new products and markets.

•                  Business Information continues the sequential improvement in its results, with top line growth for the first time in twelve quarters.  Revenues were up 0.5% with a 27.5% gain in Segment EBITDA.

•                  Education and Training continues to be challenged, with revenues declining 16.2% and Segment EBITDA showing a slight loss of $0.6 million.  The company expects this segment to stabilize before year-end 2004.

Kelly Conlin, President and CEO of PRIMEDIA, said, “The investments we are making in people, products and new markets are beginning to pay off.  As we have said before, 2004 is a year of focusing on our operations, investing in the business, and positioning for growth.  Reporting second quarter revenue growth in our three major segments - segments that account for 93% of our total revenue - is an encouraging sign that our commitment to organic growth is beginning to show results.

“Much has been written lately about the ‘vanishing mass market’ and with it the challenge to mass media.  In its place is a world of focused messages to targeted audiences.  PRIMEDIA is well positioned to benefit from this trend as few media companies participate in as many highly segmented markets with as many leading brands.  Our strategy allows us to surround a targeted audience with online, print and event properties of relevance to our readers and value to our customers. This is the opportunity on which we are focused.”

Segment Results

Enthusiast Media (Includes: Consumer Automotive, Performance Automotive, International Automotive, Outdoors, Action Sports, Lifestyles and Home Technology magazine groups, their related Web sites, events, and About.com)

	Second Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$105.3	$101.4	3.8%
Circulation	66.4	66.5	-0.2%
Other	15.9	14.9	6.7%
Intersegment Revenues	0.3	0.6
Total Net Revenues	$187.9	$183.4	2.5%

Segment Expenses	$145.1	$141.1	2.8%

Enthusiast Media Segment EBITDA (2)	$42.8	$42.3	1.2%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Enthusiast Media Segment revenues were $187.9 million in the second quarter 2004, up $4.5 million or 2.5%.

Advertising revenues were $105.3 million in the second quarter 2004, up $3.9 million or 3.8%.  Strength in online advertising, which was up $5.3 million, more than offset a soft quarter for print automotive advertising.

Inquiry Management Systems (“IMS”) reports that PRIMEDIA’s and its competitors’ advertising pages were essentially flat in the second quarter, with PRIMEDIA’s advertising pages declining 0.6% and the market increasing 0.3%.  These results were skewed by the performance in the automotive categories, which the company continues to expect will improve in the second half of 2004 due to the timing of new automobile model introductions.  Excluding automotive titles, PRIMEDIA’s advertising pages increased 5.2% in the quarter, compared to a market increase of 3.7%, according to IMS.  IMS, the largest ad tracking service in North America, currently tracks three-quarters of PRIMEDIA’s enthusiast publications and the company expects that IMS will track nearly all of its titles by the end of the third quarter 2004.

Circulation revenues were $66.4 million, down $0.1 million or 0.2% in the second quarter 2004.  Gains in single copy revenues from the Lifestyles, Consumer Automotive, and Action Sports groups were offset by weakness in other groups.  Overall, single copy units for PRIMEDIA’s enthusiast magazines were up 0.1% for the second quarter 2004, compared to the industry average decline of 1.5%, as reported by the International Periodical Distributors Association.

Other revenues, including licensing, merchandising, events, and other items, were $15.9 million, up $1.0 million or 6.7% in the second quarter 2004.  The increase was due primarily to growth in merchandising and the timing of certain automotive events in the second quarter 2004 compared to the same period last year.

Enthusiast Media Segment expenses were $145.1 million in the second quarter 2004, up $4.0 million or 2.8%.  The company is investing in an aggressive product improvement program, research and marketing initiatives to attract more national advertising, and the creation of an enhanced product fulfillment and database project for e-commerce and direct to consumer marketing.

Enthusiast Media Segment EBITDA was $42.8 million, up $0.5 million or 1.2% in the second quarter 2004.  Segment EBITDA margin was 22.8% in the second quarter 2004, down from 23.1% in the second quarter of 2003.

Key accomplishments in the Enthusiast Media Segment include:

•                  Continuing to improve products, highlighted by Hot Rod.  The redesigned July issue had 32 additional pages of editorial content, improved paper stock and a new design. The first two Hot Rod redesigned issues are up approximately 20% in advertising revenues and newsstand sales.

•                  Extending brands, including Lowrider branded apparel to be sold in leading retailers; development of In-Fisherman branded electronic entertainment for personal computers and video consoles with Destineer, a technology leader in the video game market; and an agreement with Procter & Gamble to brand its Febreze AutoTM product with the Motor Trend seal of approval.

•                  Broadening circulation through numerous initiatives, including several additional magazine titles authorized for distribution to Wal-Mart stores, and new distribution to large retail chains such as CSK Auto (1,180 locations) and Fred’s Dollar Stores (550 locations).

•                  Creating online growth platforms.  The April 2004 launch of About 4.0 resulted in a 16% increase in page views and substantially higher traffic in areas of greatest value to advertisers.  A test of an online broadcast advertising platform, Unicast, on the new About platform resulted in the highest clickthrough rates of all the sites in the test, providing a strong foundation for what is expected to be one of the highest growth categories for Web-based advertising.

Consumer Guides (Includes: Apartment Guide, New Home Guide and Auto Guide publications and their related Web sites, and the DistribuTech distribution business)

	Second Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$59.3	$59.0	0.5%
Other	11.8	10.4	13.5%
Total Net Revenues	$71.1	$69.4	2.4%

Segment Expenses	$50.6	$48.4	4.5%

Consumer Guides Segment EBITDA (2)	$20.5	$21.0	-2.4%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Consumer Guides Segment revenues were $71.1 million in the second quarter 2004, up $1.7 million or 2.4%.

Advertising revenues were $59.3 million, up $0.3 million or 0.5% in the second quarter 2004, due primarily to growth in premium online advertising programs and the new Auto Guide.  Apartment Guide continues to be affected by a soft apartment rental market with high vacancy rates as low interest rates continue to drive home purchasing.  Other revenues increased to $11.8 million, up $1.4 million or 13.5%, in the second quarter 2004.  DistribuTech, the distribution arm of the Consumer Guides Segment and the business that comprises all revenues in the Other category, continues to grow as it further expands its distribution network and increases its rack utilization.

Consumer Guides Segment expenses were $50.6 million in the second quarter 2004, up $2.2 million or 4.5%.  The increase was due primarily to additional sales and marketing expenses for new products introduced or acquired over the past seven months (Portland Apartment Guide, Charlotte Auto Guide, as well as the Orlando and Houston New Home Guides) and higher distribution expenses.

Consumer Guides Segment EBITDA was $20.5 million, down $0.5 million or 2.4% in the second quarter 2004.  Segment EBITDA margin was 28.8% in the second quarter 2004, down from 30.3% in the same period of 2003.  The slight decline in Consumer Guides Segment EBITDA and margin was due primarily to investment in new products and distribution, which are key growth platforms for this segment.

Key accomplishments in the Consumer Guides Segment include:

•                  Delivery of nearly one half million leads by apartmentguide.com to advertisers in June 2004, its strongest performance to date and a record for the industry.

•                  Launch of Houston New Home Guide in May 2004, the 19th market served and the second New Home Guide launched this year.

•                  Continued growth of DistribuTech, which increased its average number of third party customers by 7%. Its rack utilization rate is 76%, an increase of 4 percentage points compared to first quarter 2004 and up 8 percentage points compared to a year ago.

Business Information (Includes: business-to-business magazines and their related Web sites, events, directories and data products)

	Second Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$39.9	$39.5	1.0%
Circulation	4.6	4.6	—
Other	13.7	13.8	-0.7%
Total Net Revenues	$58.2	$57.9	0.5%

Segment Expenses	$48.0	$49.9	-3.8%

Business Information Segment EBITDA (2)	$10.2	$8.0	27.5%

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Business Information Segment revenues were $58.2 million in the second quarter 2004, up $0.3 million or 0.5%.  Overall, Business Information revenues are stabilizing, with approximately 37%

coming from sectors that are up, 50% from sectors that are flat, and 13% from sectors that remain down.  This distribution has improved over the past few quarters.

Advertising revenues were $39.9 million, up $0.4 million or 1.0% in the second quarter 2004.  Advertising strength in the magazines serving the agriculture, communications and financial services sectors slightly offset weakness primarily in the marketing and public services sectors.  Circulation and Other revenues were essentially flat to the prior year.

Business Information Segment expenses were $48.0 million in the second quarter 2004, down $1.9 million or 3.8%.  Expenses declined in nearly all categories.

Business Information Segment EBITDA was $10.2 million, up $2.2 million or 27.5% in the second quarter 2004.  Segment EBITDA margin was 17.5% in the second quarter 2004, improved from 13.8% in the second quarter of 2003.

Key accomplishments in the Business Information Segment include:

•                  For the first time in twelve quarters, Business Information showed an increase in revenues, a significant milestone.

•                  Launch of EquipmentWatch, a completely revamped subscription data product.  The new Web site provides integrated access to EquipmentWatch’s construction equipment valuation, ownership, operating cost and specification data.  This paid content subscription model is being extended to other markets.

•                  Continued progress in developing new electronic products. Projects such as web-based continuing education, sponsored webcasts, and custom microsites contributed to an increase of 57% in online revenue.

Education and Training (Includes: Channel One, Films Media Group, and Workplace Learning)

	Second Quarter		Percent
($ millions)	2004	2003	Change
Revenues, net (1):
Advertising	$9.2	$11.6	-20.7%
Circulation	6.0	6.7	-10.4%
Other	10.1	10.9	-7.3%
Intersegment Revenues	0.0	1.0
Total Net Revenues	$25.3	$30.2	-16.2%

Segment Expenses	$25.9	$28.6	-9.4%

Education and Training Segment EBITDA (2)	$(0.6)	$1.6

(1) This presentation eliminates all intrasegment activity.

(2) Reconciled to GAAP measure in the attached table.

Education and Training Segment revenues were $25.3 million in the second quarter 2004, down $4.9 million or 16.2%.

Advertising revenues, which are all from Channel One, were $9.2 million, down $2.4 million or 20.7% in the second quarter 2004.  Advertising gains from movies, television networks, military recruitment and other clients were offset by reduced spending from certain food and beverage accounts.

In the Circulation and Other revenue categories, weak demand for its training services continues to pressure Workplace Learning revenues.  Also in the Other revenue category, a slight decline at the Films Media Group reflects continuing pressure on state and local education budgets.

Education and Training Segment expenses were $25.9 million in the second quarter 2004, down $2.7 million or 9.4%.  Education and Training Segment EBITDA was $(0.6) million, compared to $1.6 million in the second quarter 2003.  Cost control limited the Segment EBITDA impact of the revenue decline in the second quarter 2004.

Key action steps to improve performance in the Education and Training Segment include:

•                  Improving Channel One’s sales effectiveness by focusing the sales team on industry segments instead of geography.

•                  Reorganizing Films Media’s marketing efforts under a newly recruited, experienced direct marketing professional.

•                  Continuing a thorough review of Workplace Learning’s portfolio.

Depreciation, Amortization and Interest Expense

Depreciation expense was approximately $10.2 million in the second quarter 2004 compared to $14.4 million in the same period of the prior year.  The decline of $4.2 million primarily results from a lower depreciable asset base due to lower capital expenditures in recent years and due to certain assets which became fully depreciated over the past year.  Amortization expense was $4.8 million in the second quarter 2004, compared to $9.9 million in the same period of the prior year.  The decline of $5.1 million primarily results from certain intangible assets which became fully amortized over the past year.   Interest expense was approximately $30.2 million in the second quarter 2004, compared to $31.8 million in the second quarter 2003.  The decrease of $1.6 million was due to lower average debt levels despite the additional debt issued in May 2004.

In accordance with the prospective adoption, effective July 1, 2003, of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the company recorded $11.0 million of Interest on Shares Subject to Mandatory Redemption and $0.3 million of amortization of issuance costs which are included in amortization of deferred financing charges for the three months ended June 30, 2004.  Such charges were recorded as preferred stock dividends and accretion prior to adoption.  If SFAS 150 was adopted retroactively on January 1, 2003, loss from continuing operations would have increased by $10.8 million for the three months ended June 30, 2003.

Provision for Severance, Closures and Restructuring

The company recorded a Provision for Severance, Closures and Restructuring of approximately $4.5 million in the second quarter 2004, compared to $2.0 million in the same period last year.  The increase was due primarily to the continued consolidation of operations resulting in excess real estate.

Discontinued Operations

The company sold About.com’s consumer Web hosting business in the second quarter 2004.  Additionally, the company is evaluating strategic partnerships regarding the Folio, Circulation Management and American Demographics properties in the Business Information Segment.  The operating results of these businesses have been classified as discontinued operations.

Liquidity

The company continues to have more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  As of August 4, 2004, the company had over $250 million of cash and available unused credit lines.

New Debt Issuance, Redemption of Series J Convertible Preferred Stock

Over the period May 14, 2004 through July 7, 2004, the company completed a series of transactions to simplify and improve its capital structure.  This included issuing new debt, paying down some outstanding bank debt and redeeming its highest cost of capital security, the Series J Convertible Preferred Stock, which had an annual pay-in-kind dividend yield of approximately 13%.

New Debt Issuance

On May 14, 2004 PRIMEDIA issued $175 million of Senior Floating Rate Notes due 2010 and entered into a new $100 million Term Loan C credit facility with a maturity date of December 31, 2009.  The Senior Floating Rate Notes bear interest at LIBOR plus 5.375% and the term loan at LIBOR plus 4.375%.  Combined proceeds were applied to prepay $30.0 million of outstanding Term Loan A commitments and $120.0 million of Term Loan B commitments, with the remainder used to temporarily pay down all outstanding advances under its revolving credit facility.

Redemption of Series J Convertible Preferred Stock

On July 7, 2004 PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178.0 million using cash on hand plus approximately $145.0 million of advances under its revolving credit facility.

Covenant Amendments

In connection with the offering of the Senior Floating Rate Notes, PRIMEDIA entered into an amendment to its bank credit facilities that changed the terms of certain of the financial covenants and repayment obligations. The maximum allowable debt leverage ratio, as defined in the bank credit facilities, was amended to 6.25 to 1 through September 30, 2005, and decreases thereafter.  The amendment to the bank credit facilities also set the minimum interest coverage ratio, as defined in the bank credit facilities, to remain at 2.25 to 1 through maturity.  The minimum fixed charge coverage ratio, as defined in the bank credit facilities, was unchanged and remains at 1.05 to 1 through maturity.

Covenant Compliance

The leverage ratio, as defined by the company’s credit agreements, for the 12 months ended June 30, 2004 is estimated to be approximately 5.1 times (which does not reflect the July 7, 2004 redemption of Series J Convertible Preferred Stock).  Adjusting for the redemption of the Series J Convertible Preferred Stock, the pro forma leverage ratio would be 5.7 times, versus the permitted maximum of 6.25 times.

Guidance

The company affirms its guidance for 2004, with full year 2004 revenues targeted to grow in the low single digit percentage range, and full year 2004 Segment EBITDA for PRIMEDIA’s four business segments after Corporate Overhead targeted to grow in the mid single digit percentage range.

Use of Segment EBITDA

The company is organized into four business segments - Enthusiast Media, Consumer Guides, Business Information, and Education and Training.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, Business Information Segment EBITDA, and Education and Training Segment EBITDA are reconciled to Net Income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the segments and to assess their performance.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on Thursday, August 5, 2004 at 10:00 AM Eastern Time.  In order to participate in the call, please dial 1-800-540-0559 from the United States or 1-785-832-1508 from international locations.  The conference ID is PRIMEDIA.  To listen to the call on the Internet, please go to our website, www.primedia.com.

The recorded version will be available after the conference call by dialing 1-800-938-1594 from the United States or 1-402-220-1543 from international locations.  The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on August 12, 2004.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2003 revenues of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four market segments:

•                  Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide and is the #1 distributor of free consumer publications through its proprietary distribution network in more than 16,000 locations.

•                  Business Information is a leading information provider in more than 20 business market sectors with more than 60 magazines, 108 Web sites, 23 events, and 53 directories and data products.

•                  Education and Training includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Workplace Learning, a group of employee training networks.

PRIMEDIA’s stock symbol is NYSE: PRM.

This release contains certain forward-looking statements concerning PRIMEDIA’s operations, economic performance and financial condition.   These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions, which are subject to change.  Some of these assumptions may not materialize, and unanticipated events will occur which can affect the company’s results.

Contacts:	Jim Magrone (investors):	212-745-0634	jmagrone@primedia.com
	Whit Clay (media):	212-446-1864	wclay@sloanepr.com

###

Table Follows

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues, net:
Advertising	$213.7	$211.5	$418.0	$414.9
Circulation	77.0	77.8	150.8	155.1
Other	51.5	50.0	98.6	94.8
Total Revenues, Net	$342.2	$339.3	$667.4	$664.8

Cost of Goods Sold	74.2	75.9	141.7	147.7
Marketing and Selling	66.2	66.4	141.6	142.0
Distribution, Circulation and Fulfillment	59.4	56.0	115.6	113.8
Editorial	26.8	26.5	53.9	53.2
Other General Expenses	42.7	41.6	87.7	84.7
Corporate Administrative Expenses	5.9	6.7	13.4	14.1
Total Segment Expenses	$275.2	$273.1	$553.9	$555.5

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$42.8	$42.3	$72.2	$66.2
Consumer Guides	20.5	21.0	40.1	38.5
Business Information	10.2	8.0	15.3	12.7
Education and Training	(0.6)	1.6	(0.7)	6.0
Corporate Overhead	(5.9)	(6.7)	(13.4)	(14.1)

Depreciation of Property and Equipment	(10.2)	(14.4)	(21.9)	(26.5)
Amortization of Intangible Assets and Other	(4.8)	(9.9)	(10.8)	(20.6)
Severance Related to Separated Senior Executives	—	(5.6)	(0.7)	(5.6)
Non-Cash Compensation (D)	(1.6)	(0.8)	(3.5)	(2.0)
Provision for Severance, Closures and Restructuring Related Costs	(4.5)	(2.0)	(7.2)	(3.2)
Provision for Unclaimed Property	—	—	(5.5)	—
Gain (Loss) on Sale of Businesses and Other, Net	—	(1.1)	0.1	(1.3)
Operating Income	45.9	32.4	64.0	50.1

Provision for Impairment of Investments	(0.8)	(7.7)	(0.8)	(7.7)
Interest Expense	(30.2)	(31.8)	(58.7)	(65.2)
Interest on Shares Subject to Mandatory Redemption (B)	(11.0)	—	(21.9)	—
Amortization of Deferred Financing Charges	(1.2)	(0.5)	(2.3)	(1.2)
Other Income (Expense), Net	—	(3.3)	0.1	(3.9)
Income (Loss) Before Provision for Income Taxes	2.7	(10.9)	(19.6)	(27.9)

Deferred Non-Cash Provision for Income Taxes	(4.4)	(3.3)	(8.7)	(7.1)

Loss from Continuing Operations ($0.03 and $0.12 per share for the three months ended June 30, 2004 and 2003, respectively, and $0.15 and $0.26 per share for the six months ended June 30, 2004 and 2003, respectively)	(1.7)	(14.2)	(28.3)	(35.0)

Discontinued Operations ($0.02 and $0.40 per share for the three months ended June 30, 2004 and 2003, respectively, and $0.16 and $0.40 per share for the six months ended June 30, 2004 and 2003, respectively; including gain on sale of businesses of $4.2 and $103.8 for the three months ended June 30, 2004 and 2003, respectively, and $42.2 and $102.6 for the six months ended June 30, 2004 and 2003, respectively)	3.9	103.1	41.5	103.6
Net Income	2.2	88.9	13.2	68.6

Preferred Stock Dividends and Related Accretion, Net	(5.8)	(15.6)	(10.9)	(32.0)
Income (Loss) Applicable to Common Shareholders	$(3.6)	$73.3	$2.3	$36.6

Income (Loss) Applicable to Common Shareholders per Common Share	$(0.01)	$0.28	$0.01	$0.14

Basic Common Shares Outstanding (weighted average)	260,307,340	259,003,962	260,100,874	258,945,403

Capital Expenditures, net	$7.4	$12.2	$13.6	$21.2

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	At June 30, 2004		At March 31, 2004	At December 31, 2003	At June 30, 2003
Cash and cash equivalents	$66.6	(C)	$19.1	$8.7	$23.6
Long-term debt, including current maturities	$1,609.0	(C)	$1,575.1	$1,584.6	$1,632.8
Shares subject to mandatory redemption (B)	$474.6		$474.6	$474.6	$469.1
Series J Convertible Preferred Stock	$175.5	(C)	$169.7	$164.5	$154.7
Common shares outstanding	260,422,101		260,237,709	259,722,558	259,336,005

(A)  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B)  In accordance with the prospective adoption, effective July 1, 2003, of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the Company increased loss from continuing operations by $11.3 and $22.6, which represents $11.0 and $21.9 of Interest on Shares Subject to Mandatory Redemption and $.3 and $.7 of amortization of issuance costs which are included in amortization of deferred financing charges for the three and six months ended June 30, 2004, respectively.  Such charges were recorded as preferred stock dividends and accretion prior to adoption. If SFAS 150 was adopted on January 1, 2003, loss from continuing operations would have increased by $10.9 and $22.8 for the three and six months ended June 30, 2003, respectively.

(C) New Debt Issuance and Redemption of Series J Convertible Preferred Stock.

New Debt Issuance

On May 14, 2004, PRIMEDIA issued $175 million of Senior Floating Rate Notes due 2010 and entered into a new $100 million Term Loan C credit facility with a maturity date of December 31, 2009. The Senior Floating Rate Notes bear interest at LIBOR plus 5.375% and the Term Loan at LIBOR plus 4.375%. Combined proceeds were applied to prepay $30.0 million of outstanding Term Loan A commitments and $120.0 million of Term Loan B commitments, with the remainder used to temporarily pay down all outstanding advances under its revolving credit facility.

Redemption of Series J Convertible Preferred Stock

On July 7, 2004, PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of approximately 1,424,306 shares for approximately $178.0 million using cash on hand plus approximately $145.0 million of advances under its revolving credit facility.

(D) Included in the caption, "Non-Cash Compensation", is the impact of the adoption of SFAS No. 123, "Accounting for Stock-Based Compensation," effective January 1, 2003, of $0.8 and $1.4 for the three and six month periods ended June 30, 2004, respectively.  The impact of the adoption of SFAS No. 123 was not significant for the comparable periods of last year.

Note: Certain reclassifications have been made to prior year’s data to conform with the current year presentation.